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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number   0-10468

                        SACRAMENTO HOTEL PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

5525 Oakdale Avenue, Suite 300, Woodland Hills, California 91364 (818) 888-6500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Limited Partnership Units
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]          Rule 12h-3(b)(1)(i)     [ ]
     Rule 12g-4(a)(1)(ii)    [X]          Rule 12h-3(b)(1)(ii)    [X]
     Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(ii)    [ ]          Rule 12h-3(b)(2)(ii)    [ ]
                                          Rule 15d-6              [ ]

   Approximate number of holders of record as of the certification or notice date: 470

   Pursuant to the requirements of the Securities Exchange Act of 1934 Sacramento Hotel Partners, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 27, 1997                    By: /s/ John F. Rothman
     ---------------------------           ------------------------------------
                                            John F. Rothman, General Partner

Date: March 27, 1997                    By: /s/ Ronald A. Young
     ---------------------------           ------------------------------------
                                            Ronald A. Young, General Partner